As filed with the Securities and Exchange Commission on August 12, 1998

                                                      Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                 MIM CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                                               05-0489664
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                               One Blue Hill Plaza
                           Pearl River, New York 10965
                                 (914) 735-3555
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Richard H. Friedman
                            Chairman of the Board and
                             Chief Executive Officer
                                 MIM Corporation
                               One Blue Hill Plaza
                           Pearl River, New York 10965
                                 (914) 735-3555
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               Robert E. King, Jr.
                               Rogers & Wells LLP
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 878-8000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

                                   ----------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

                                   ----------

                                          CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                                    Proposed
                                                                     Maximum               Proposed
                                                                    Offering               Maximum
   Title of Each Class of Securities         Amount to be             Price               Aggregate             Amount of
           to be Registered                   Registered           Per Unit(1)        Offering Price(1)     Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001.........    2,323,053 shares          $4.0938            $9,510,114.37           $2,805.48
================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rule 457(c) on the basis of the average of the high and low prices in consolidated trading reported on the National Association of Security Dealers Automated Quotation Stock Market's National Market on August 6, 1998.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information contained in this Prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities nor may they accept offers to buy these securities until the related registration statement which we filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

                  Subject to completion, dated August 12, 1998
PROSPECTUS


                                2,323,053 Shares

                                 MIM CORPORATION

                                  Common Stock

                               -------------------

     This Prospectus relates to the 2,323,053 shares of our Common Stock which the entities and people described under "Selling Security Holders" may offer from time to time on The Nasdaq Stock Market's National Market ("Nasdaq"), where our Common Stock is listed for trading under the symbol "MIMS," in other markets where our Common Stock is traded, in negotiated transactions or in a combination of such methods of sale. They will sell the Common Stock at prices which are current when the sales take place or at other prices to which the parties agree. The respective Selling Security Holders will pay any brokerage fees or commissions relating to sales by them. See "Method of Sale."

     The Selling Security Holders received the shares to which this Prospectus relates in transactions which were exempt from registration. The registration of their shares does not necessarily mean that any or all of the Selling Security Holders will sell their shares. We will not receive any of the proceeds of sales by the Selling Security Holders.

     We are paying the costs of preparing and filing the Registration Statement of which this Prospectus is a part.

     On August 10, 1998, the last reported sale price of the Common Stock on Nasdaq was $4.00 per share.

     See "Risk Factors" beginning on page 4 for a discussion of certain factors you should consider before you invest in our Common Stock.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, and they have not determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                               -------------------

               The date of this Prospectus is ______________, 1998

     We have not authorized anyone to give any information or to make any representation which is not contained in this Prospectus or in a document incorporated by reference into this Prospectus. If anyone gives any information or makes any representation which is not contained in, or incorporated into, this Prospectus, you must not rely upon it as having been authorized by us or by anyone acting on our behalf. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, our securities by any person in any jurisdiction in which it is unlawful for that person to make such an offer or solicitation. No matter when you receive this Prospectus or purchase securities to which it relates, you must not assume it is correct at any time after its date.

                             -----------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

WHERE YOU CAN FIND MORE INFORMATION .......................................    2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...........................    3

FORWARD-LOOKING INFORMATION ...............................................    3

RISK FACTORS ..............................................................    4

THE COMPANY ...............................................................    9

USE OF PROCEEDS ...........................................................    9

SELLING SECURITY HOLDERS ..................................................    9

METHOD OF SALE ............................................................   10

DESCRIPTION OF CAPITAL STOCK ..............................................   11

LEGAL MATTERS .............................................................   12

EXPERTS ...................................................................   12



                            -----------------------



                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with those requirements, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy those reports and proxy statements and any other information we file with the Commission at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of that information from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800- SEC-0330 for further information on the public reference rooms. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including MIM

Corporation, that file electronically with it. You may access the Commission's web site at "http://www.sec.gov". Our Common Stock is listed for trading on Nasdaq. You may also read any such reports, proxy statements and other information filed or to be filed by us at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus is a part of the Registration Statement. This Prospectus does not contain all the information contained in the Registration Statement because we have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the Commission. For further information, we refer you to the Registration Statement, which you may read and copy at, or obtain from, the Commission or Nasdaq in the manner described above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We incorporate by reference into this Prospectus the following documents which we previously filed with the Commission under the File Number 1-11993.

          (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended on Form 10-K/A filed on April 30, 1998 and Form 10-K/A filed on August 5, 1998.

          (b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, as amended on Form 10-Q/A filed on August 5, 1998 and Form 10-Q/A filed on August 6, 1998.

          (c) Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998.

          (d) All other reports we have filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since December 31, 1997.

     When we file documents in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this Prospectus and the time we file a post-effective amendment to the Registration Statement reporting that all the securities which are the subject of the Registration Statement have been sold or deregistering any securities which have not been sold, those documents we file will be incorporated into this Prospectus and will be a part of it beginning on the date those documents are filed. If any document which we file changes anything said in this Prospectus or in an earlier document which is incorporated into this Prospectus, the later document will modify or supersede what is said in this Prospectus or the earlier document.

     We will provide, without charge, at the written or oral request of anyone to whom this Prospectus is delivered, copies of the documents incorporated by reference in this Prospectus, other than exhibits to those documents which are not specifically incorporated by reference. Requests should be directed to: MIM Corporation, One Blue Hill Plaza, Pearl River, New York 10965, Attention:
Corporate Secretary (Telephone: (914) 735-3555, ext. 2229).


                           FORWARD-LOOKING INFORMATION

     Certain information both included and incorporated by reference in this Prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company include, but are not limited to, changes in: economic conditions generally and the pharmaceutical market specifically, legislative/regulatory changes, availability of capital, interest rates, competition, supply and demand for our services and general accounting principles, policies and guidelines applicable to our company. You are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein. We do not undertake any obligations to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events and circumstances.


                                  RISK FACTORS

     Before you invest in shares of our Common Stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included or incorporated by reference in this Prospectus before you decide to purchase shares of our Common Stock. This section includes or refers to certain forward-looking statements; you should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed above.

Dependence on RxCare Relationship

     RxCare of Tennessee, Inc. ("RxCare"), a pharmacy services administrative organization owned by the Tennessee Pharmacists Association and representing approximately 1,600 retail pharmacies, initially retained us in 1993 to assist in obtaining health plan pharmaceutical benefit business for Tennessee pharmacies and related services, including pharmacy benefit design and pricing. In January 1994, the State of Tennessee instituted its TennCare(TM) state health program ("TennCare") by contracting with plan sponsors to provide mandated health services to Medicaid eligible Tennessee residents on a capitated basis. In turn, certain of these plan sponsors contracted with RxCare to provide TennCare-mandated pharmaceutical benefits to their TennCare beneficiaries through RxCare's network of retail pharmacies, in most cases on a corresponding capitated basis. Over time, substantially all of these contracts have been restructured or renewed under fee-for-service pricing arrangements.

     Since January 1994, we have been providing a broad range of pharmacy benefit management services with respect to RxCare's TennCare and private pharmaceutical benefit businesses under an agreement with RxCare formalized in March 1994 and thereafter amended (the "RxCare Contract"). We assist RxCare in designing and marketing its pharmacy benefit management services, and perform essentially all of RxCare's obligations under its pharmacy benefit contracts with health plan sponsors, pay certain amounts to RxCare and are compensated by sharing with RxCare in the profit, if any, from activities under RxCare's contracts with the sponsors.

     As of December 31, 1997, we had contracts to service eight TennCare sponsors with 1.2 million members under the RxCare Contract. RxCare's contracts with Tennessee Primary Care Network, Inc., Tennessee Health Partnership, Tennessee Behavioral Health, Inc. and Blue Cross and Blue Shield of Tennessee ("BCBS-TN") accounted for approximately 21%, 13%, 10% and 10%, respectively, of our revenues in 1997. While we believe that each of these contracts will be renewed, we cannot assure you that all or any one of these contracts will be renewed at all or on terms as favorable as those currently in effect. The failure to so renew all or any of these contracts on terms at least as favorable as those currently in effect could have a material adverse effect on our business and results of operations.

     The RxCare Contract expires on December 31, 1998. In total, this contract accounted for 84% of our revenues in 1997. Failure to renew this contract in total or on terms as favorable as those currently in effect could have a material adverse affect on our business and results of operations. The BCBS - TN risk-based contract was canceled effective March 31, 1997 and replaced with a non-risk (fee-for-service) clinical services agreement between us and a BCBS - TN affiliate.

Limited Term of Material Agreements

     The RxCare Contract is scheduled to expire December 31, 1998 unless renewed in accordance with its terms. RxCare's contracts with plan sponsors typically have a one-year term and are subject to automatic renewal unless notice of termination is given. Those contracts are subject to earlier termination upon the occurrence of certain events, including a breach of the agreement which is not cured within 30 days of notice, insolvency or termination of the TennCare program or of a plan sponsor's contract with the State of Tennessee. RxCare's contracts with Tennessee Primary Care Network, Inc., Tennessee Health Partnership, Tennessee Behavioral Health, Inc. and BCBS - TN accounted for approximately 21%, 13%, 10% and 10%, respectively, of our revenues in 1997. We cannot guarantee that any of the foregoing contracts or the RxCare Contract will be continued or renewed in accordance with their respective terms. The loss of any of such contracts would have a material adverse effect on our business and results of operations.

We Have Had Historical Accounting Losses; We May Experience Future Losses

     We had losses of approximately $13.5 million, $31.8 million, $6.8 million and $2.5 million in the years ended December 31, 1997, 1996, 1995 and 1994, respectively. These historical results are not indicative of future results, but we cannot assure you that we will not incur net losses in the future.

Competition

     The pharmacy benefit management business is highly competitive, and many of our current and potential competitors have considerably greater financial, technical, marketing and other resources. The pharmacy benefit management business includes a number of large, well capitalized companies with nationwide operations and many smaller organizations typically operating on a local or regional basis. Some of the larger organizations are owned by or otherwise related to a brand name drug manufacturer and may have significant influence on the distribution of pharmaceuticals. Numerous insurance and Blue Cross and Blue Shield plans, managed care organizations and retail drug chains also have their own pharmacy benefit management capabilities.

Dependence on Key Management

     Our success is largely dependent on the services of Richard H. Friedman, our Chief Executive Officer, and, to a lesser extent, other key management personnel. We have an employment agreement with Mr. Friedman which provides for his continued employment. However, we cannot assure you that we will be able to retain his services or the services of any other key management personnel. The loss of the services of one or more of our senior management could have a material adverse effect upon our business, operating results and financial condition.

Risk of Managing Growth

     Since we went public in August of 1996, we have been attempting to grow at a rapid pace. Rapid growth may strain our financial resources. Our ability to manage growth effectively will require that we continue to hire, train and manage additional employees. We cannot assure you that we will be able to continue to expand our market presence in current locations or successfully enter other markets. If we are unable to manage our growth effectively, our business and results of operations could be adversely affected.

Risk Associated with Expansion

     Our current strategy contemplates the continued growth of our company through mergers and acquisitions of other companies and business entities which engage in pharmaceutical benefit management services. However, any business acquisition involves inherent uncertainties, such as the effect on the acquired business of integration into a larger organization and the availability of management resources to oversee the operation of the acquired business. Potential obstacles to the successful integration of the acquired business include, among others, consolidating financial, accounting and managerial functions and eliminating operational overlaps between our businesses, and adding and integrating key personnel. Even though the acquired businesses may have been successful as independent companies prior to the merger or acquisition, we cannot assure you that their success will continue after the merger or acquisition.

Significant Control by Management and Significant Stockholders

     As of July 30, 1998, our current executive officers and directors owned approximately 42.6% of our outstanding Common Stock. Giving effect to the issuance of 3,912,448 shares of Common Stock in the merger with Continental Managed Pharmacy Services, Inc., scheduled to be consummated in August 1998, and due to a scheduled change in management, our executive officers and directors will own approximately 11.5% (assuming no sales of shares by such persons subsequent to such date) after the merger. Together, after the merger, our executive officers and directors will have the power to influence the outcome of virtually all corporate actions requiring stockholder approval, including the election of directors. In addition, after the merger, John H. Klein (formerly Chief Executive Officer and Chairman of the Board of Directors) and E. David Corvese (formerly Vice Chairman of the Board of Directors) will beneficially own 20.2% and 16.0%, respectively, of our outstanding Common Stock (assuming no sales of shares by such persons subsequent to such date). As such, each, independently or together, will have the power to influence the outcome of virtually all corporate actions requiring stockholder approval, including the election of directors.

Government Regulation

     Our current and planned businesses are subject to extensive federal and state laws and regulations. Subject to certain exceptions, federal law (the "Federal Anti-Kickback Statute") prohibits the payment or receipt of any remuneration, directly or indirectly, to induce, arrange for or recommend the purchase of health care items or services paid for in whole or in part by Medicare or state health care programs (including Medicaid and TennCare). In addition, certain state laws (including professional licensing laws prohibiting fee-splitting) contain similar provisions that may extend the prohibition to cover items or services that are paid for by private insurance and self-pay patients. We cannot assure you that our practices will be found to be protected by certain so-called "safe harbor" regulations, which provide insulation from prosecution under the Federal Anti-Kickback Statute, and in some instances it is clear that they are not so protected. We are also subject to various false claim, drug distribution, antitrust and consumer protection laws and may be subject to certain other laws, including various state insurance laws.

     While management believes that we are in material compliance with all existing laws and regulations material to the operation of our business, many of the laws and regulations affecting us are uncertain in their application and are subject to interpretation and change. Laws regulating health care businesses, and interpretations thereof, are undergoing rapid change. As controversies continue to arise in this area, for example, regarding the efforts of plan sponsors and pharmacy benefit managers to limit formularies, alter drug choice and establish limited networks of participating pharmacies, we expect federal and state regulation and enforcement priorities in this area to increase, the impact of which we cannot currently predict. It is possible that we will be subject to scrutiny or challenge under one or more of these laws. Any such challenge, whether or not successful, could have a material adverse effect upon our business and results of operations. Violation of the Federal Anti-Kickback Statute, for example, may result in criminal penalties, as well as exclusion from the Medicare and Medicaid (including TennCare) programs. Further, it is possible that we will not be able to obtain or maintain any of the regulatory approvals that may be required to operate our business, and the failure to do so could have a material adverse effect on our business and results of operations.

     In general, our mail service pharmacy operations and dispensing facilities are regulated by the laws of Ohio that impose certain license requirements and other regulations relating to the operation of pharmacies. These laws are administered by the Ohio Board of Pharmacy, which is empowered to impose sanctions, including license suspension or revocation for noncompliance. The laws include, among other things, provisions requiring pharmacies and pharmacists to be licensed, as well as provisions specifying who may write and dispense prescriptions, how prescriptions must be filled, what records must be maintained and when generic drugs may be substituted. While we believe that we are in substantial compliance with these laws, many of the laws and regulations affecting us are uncertain in their application and are subject to interpretation and change.

     Most other states into which we mail pharmaceuticals also have laws governing the operation of pharmacies and the dispensing of prescription drugs. In many cases, these laws include provisions which regulate out-of-state mail service pharmacies that mail drugs into the state. The regulations are administered by a state regulatory body (typically, a pharmacy board) which is empowered to impose sanctions, which may include license suspension or revocation for noncompliance. In those states where they exist, state laws regulating out-of-state pharmacies essentially are disclosure laws. Disclosure laws generally require that out-of-state pharmacies register with the local board of pharmacy, follow certain procedures and make certain disclosures, but generally permit the mail order pharmacy to operate in accordance with the laws of the state in which the pharmacy operations are located. We believe that we are in material compliance with all of these disclosure laws. To date, there have been no formal administrative or judicial efforts to enforce any such laws against us.

     In addition to the above-described laws and regulations, there are federal statutes and regulations which establish standards for all pharmacies concerning the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of "controlled" substances and prescription drugs. Federal Trade Commission and United States Postal Service regulations require mail order sellers to engage in truthful advertising, to stock a reasonable supply of drugs, fill mail orders within thirty (30) days and, if impossible, to inform the consumer of his or her right to a refund. We believe that we are in substantial compliance with all such requirements.

Risk-Based ("Capitated") Agreements

     Approximately 53% of our revenue during 1997 and approximately 37% of our revenue for the first half of 1998 was derived from agreements through which we receive a pre-determined fee each month for each member enrolled in a particular health plan in return for providing certain covered pharmacy services to plan members; these agreements are known as "capitated" agreements. We generally negotiate the capitation fee for a particular plan (or subset of individuals within a plan) based upon a number of factors, including competitive conditions within a particular market and the expected costs of providing the covered pharmacy services. Expected costs are generally based on prior experience with similar groups and demographic data based on the population at large. Data with respect to prior experience may not be available and, if available, may not be a reliable indicator of the actual results for a particular plan. The cost of providing pharmacy services varies among plan participants and groups and is affected by many factors, including formulary design and compliance, generic substitution rate, drug utilization by persons covered under such arrangements, the effect of inflation on drug costs and the co-payment structure. During the early stages of a contract, the cost of providing pharmacy services typically exceeds the capitation fee, primarily due to the lag between the commencement of the contract and the full implementation of the formulary and our other cost and clinical management containment measures. We cannot assure you that the cost of providing pharmacy services will not exceed the capitation fee, either per member or per plan, throughout the entire contract term.

Professional Liability Risk

     The services provided by us may subject us to litigation and liability for damages. We believe that our insurance protection is adequate for our present and contemplated business operations. However, we cannot assure you that we will be able to obtain and maintain insurance coverage in the future or that such insurance coverage will be available on acceptable terms or will be adequate to cover any or all potential professional liability, product liability or other claims. A successful claim in excess of our insurance coverage could have a material adverse effect on our business and results of operations.

Dependence on Information Systems

     We believe that our on-line claims processing (or adjudication) systems are an integral part of our business. We own our claims processing software and have an agreement to acquire all software upgrades to such software to ensure that we maintain a state-of-the-art claims processing system. Any significant interruption in service of our computer or telephone systems could adversely affect our ability to operate our business on a timely basis, and could adversely affect our relations with pharmacies and health plan sponsors. Under a contract with a third party, the third party guarantees that any disruption in our computer or telephone systems will be rectified within 48 hours of us notifying the third party. Although no assurance can be given, we believe that this disaster recovery arrangement is sufficient to prevent any disruption from having a material adverse effect on our business, financial condition or long-term operations.

Effect of Certain Legal Proceedings

     On March 5, 1996, Pro-Mark Holdings, Inc., our wholly-owned subsidiary, was added as a third-party defendant in a proceeding in the Superior Court of the State of Rhode Island, and on September 16, 1996 the third-party complaint was amended to add MIM Corporation as a third-party defendant. The third-party plaintiffs, Medical Marketing Group, Inc. ("MMG"), PPI Holding, Inc. ("PPI Holding") and Payer Prescribing Information, Inc. ("PPI"), allege in the amended third-party complaint: (i) that we employed E. David Corvese (our former Vice Chairman) with knowledge of covenants not to compete in effect between Mr. Corvese and PPI, PPI Holding and MMG that prevented Mr. Corvese from competing in the area of the collection, analysis or marketing of data for the pharmaceutical or health care industries relating to physician practice demographics and the influence of managed care plans; (ii) that Mr. Corvese breached his employment agreement with PPI and his fiduciary duties to PPI by not devoting his full business time and attention to PPI from June 1993 through November 1993 (when his employment was terminated by PPI), and (iii) that we interfered with the contractual relationship between the parties and misappropriated MMG's and PPI's confidential information through our employment of Mr. Corvese. The amended third-party complaint seeks to enjoin us from using confidential information allegedly misappropriated from MMG and PPI and seeks an unspecified amount of compensatory and consequential damages, interest and attorneys' fees. We believe that the third-party plaintiff's allegations are without merit; however, loss of this litigation could have a material adverse effect on our business and results of operations.

Possible Negative Effects of Preferred Stock

     We are authorized to issue 5,000,000 shares of preferred stock. Our Board of Directors may from time to time fix the designation, rights and preferences of preferred stock (including voting, dividend, redemption and liquidation rights) without further stockholder action. Shares of preferred stock could be issued in the future with rights and preferences that could make the possible takeover of us or the removal of our management more difficult or could otherwise adversely impact the rights of holders of our Common Stock.

No Intention to Pay Dividends

     We presently intend to retain all earnings, if any, to support the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.

                                   THE COMPANY

     We are a pharmacy benefit management organization that provides a broad range of services to the pharmaceutical health care industry and employers. We promote the cost-effective delivery of pharmacy benefits to plan members and the public. We target organizations involved in three key industry segments:

     o sponsors of public and private health plans (such as HMOs and other managed care organizations, long-term care facilities such as nursing homes and assisted living facilities, and employers);

     o    retail pharmacies; and

     o    pharmaceutical manufacturers and distributors.

     We offer services providing financial benefits to each of them. We specifically target small to medium sized HMOs, self-funded groups and third party administrators (who in turn market to self-funded groups on our behalf). We work with plan sponsors and local health care professionals on both a risk (e.g., fixed cost per plan participant or "capitated") and non-risk (e.g., a price per prescription submitted or "fee-for-service") basis to design, implement and manage innovative pharmacy benefit management programs to control pharmacy costs under the plans. Our programs promote the clinically appropriate substitution of generic drugs and less expensive bio-equivalent brand name drugs for equivalent but more expensive brand name drugs.

     Our principal executive offices are located at One Blue Hill Plaza, Pearl River, New York 10965 (Telephone Number: (914) 735-3555). Unless the context otherwise requires, all references to "we," "us" or "our company" refers to MIM Corporation and its predecessors and subsidiaries.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds of sales of Common Stock by the Selling Security Holders.


                            SELLING SECURITY HOLDERS

     This Prospectus relates to possible sales by the following Selling Security
Holders:

                                                               Percentage of
                                       Shares Owned             Outstanding
                                         and Which          Shares Owned Before
         Name                           May Be Sold             Offering(1)
         ----                           -----------             -----------
The Corvese Irrevocable
 Trust-1992                               704,760                   5.1%
E. David Corvese(2)(3)                    672,106(4)                4.9%
Nancy P. Corvese(3)                       672,106                   4.9%
The Corvese Family Trust-1994             195,782                   1.4%
The Peterson Family Trust-1994             78,299                    *
                                        ---------
         Total                          2,323,053

----------
*    Less than 1%.

(1) Represents the percentage of the outstanding shares of our Common Stock as of July 30, 1998.

(2) E. David Corvese served as our Vice Chairman until March 31, 1998. He had been on administrative leave from all of his responsibilities and duties with respect to our company since January 1, 1998. Mr. Corvese is not expected to be nominated or reelected as a director of our company at our 1998 Annual Meeting of Stockholders to be held on August 21, 1998.

(3) E. David Corvese and Nancy Corvese are husband and wife. Accordingly, pursuant to the rules of the Commission, each may be deemed to beneficially own the shares of the other person. Each such person disclaims beneficial ownership of the shares owned by the other person.

(4) As of July 30, 1998, Mr. Corvese beneficially owned an additional 3,090,750 shares which are not covered by this Prospectus.

     In each instance, the shares which may be sold are the only shares of our stock which the Selling Security Holders own on the date of this Prospectus (other than Mr. Corvese, who beneficially owned an additional 3,090,750 shares as of July 30, 1998). Because the Selling Security Holders may sell all, some or none of their shares of Common Stock, we cannot estimate the actual number of shares which will be offered pursuant to this Prospectus or the number (or percentage of outstanding shares) of shares to be held after the offering.


                                 METHOD OF SALE

     This Prospectus relates to the possible offer and sale from time to time by the Selling Security Holders of their shares of Common Stock. We have registered their shares for resale to provide them with freely tradeable securities. However, registration of their shares does not necessarily mean that they will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of their shares.

     The Selling Security Holders have informed us that they may sell the shares of Common Stock to which this Prospectus relates from time to time on Nasdaq, where our Common Stock is listed for trading, in other markets where our Common Stock is traded, in negotiated transactions or in a combination of such methods of sale. They will sell the Common Stock at prices which are current when the sales take place or at other prices to which the parties agree. The respective Selling Security Holders may use underwriters, brokers or dealers to sell the shares, and will pay any brokerage fees or commissions relating to sales by them. Some sales may involve shares in which the Selling Security Holders have granted security interests and which are being sold as a result of foreclosure of those security interests. Some shares may also be sold by other people or entities which receive the shares from one or more of the Selling Security Holders by gift, by operation of law (including the laws of descent and distribution) or by other transfers or assignments (including trust distributions). The Selling Security Holders have informed us that they have not yet selected a specific plan of distribution.

     Pursuant to the Separation Agreement dated as of March 31, 1998 among the company, E. David Corvese and each of the affiliates listed on the signature page thereto (together with E. David Corvese, the "Corvese Entities"), the Corvese Entities may not, without our prior consent, sell in the public market pursuant to this Prospectus in excess of 400,000 shares of our Common Stock during any month, or 150,000 shares of our Common Stock during any week until such time as E. David Corvese, together with any affiliates, is the beneficial owner of 10% or less of our outstanding shares of Common Stock (by sale or dilution).

     We and the Selling Security Holders have agreed to indemnify each other and certain other people or entities against certain liabilities in connection with the sale of the shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

     Our authorized capital stock consists of 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of July 30, 1998, we had 13,822,000 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

     Our Common Stock is listed for trading on Nasdaq under the symbol "MIMS." The transfer agent and registrar for our Common Stock is American Stock Transfer and Trust Company.

Common Stock

     The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of our Common Stock do not have cumulative voting rights. Subject to any preferential rights held by holders of the Preferred Stock, the holders of our Common Stock are entitled to receive ratably such dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of outstanding Preferred Stock, if any. Holders of our Common Stock do not have preemptive, conversion or redemption rights. All the issued and outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and nonassessable. We have not declared or paid any dividends on our Common Stock since our inception and we have no present intention to do so in the near future.

Preferred Stock

     Our Board of Directors, without further approval or action by the stockholders, is authorized to issue shares of Preferred Stock in one or more series and to fix as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights and any other preference or special rights and qualifications. Issuances of Preferred Stock may adversely affect the rights of holders of our Common Stock. Holders of Preferred Stock might, for example, be entitled to preference in distributions to be made to stockholders upon our liquidation, dissolution or winding up. In addition, holders of Preferred Stock might enjoy voting rights that limit, qualify or adversely affect the voting rights of holders of our Common Stock. Such rights of the holders of one or more series of Preferred Stock might include the right to vote as a class with respect to the election of directors, major corporate transactions or otherwise, or the right to vote together with the holders of our Common Stock with respect to any such matter. The holders of Preferred Stock might be entitled to cast multiple votes per share. The issuance of Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of our company without further action by the stockholders. We have no present plans to issue any shares of Preferred Stock.

Anti-Takeover Provisions

     Our Certificate of Incorporation and by-laws: (i) generally provide that only a majority of our Board of Directors shall have the authority to fill vacancies on the Board of Directors; (ii) provide that only directors, and not stockholders, may call a special meeting of stockholders; (iii) establish an advance notice procedure regarding stockholder proposals to be brought before an annual or special meeting; and (iv) authorize our Board of Directors to issue preferred stock without further stockholder approval. These provisions are designed to encourage any person who desires to take control of and/or acquire our company to enter into negotiations with our Board of Directors, thereby making more difficult a change in control of our company by means of a tender offer, a proxy contest or other non-negotiated means. In addition to encouraging any person intending to attempt a takeover of our company to negotiate with our Board of Directors, these provisions also curtail such person's use of a dominant equity interest to control any negotiations with our Board of Directors. Under such circumstances, our Board of Directors may be better able to make and implement reasoned business decisions and protect the interest of all of our stockholders.


                                  LEGAL MATTERS

     The validity of the securities offered by this Prospectus will be passed upon for us by Barry A. Posner, Esq., our Vice President, Secretary and General Counsel. Mr. Posner beneficially owns an aggregate of less than one percent of our Common Stock.


                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule of MIM Corporation and subsidiaries incorporated by reference in this Registration Statement from the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.        Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration fee-- Securities and Exchange Commission .....     $    2,805.48
Accounting fees and expenses ..............................     $   10,000.00(a)
Legal fees and expenses ...................................     $   30,000.00(a)
Printing and engraving expenses ...........................     $    1,000.00(a)
Miscellaneous .............................................     $   15,000.00(a)
Total .....................................................     -------------
                                                                $   58,805.48
                                                                =============
----------
(a) Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 15. Indemnification of Directors and Officers

     Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a company to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a company to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the company, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the company unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a company has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for in Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the company shall have power to purchase and maintain insurance on behalf of a director or officer of the company against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the company would have the power to indemnify him or her against such liabilities under
Section 145.

     The eighth paragraph of the Registrant's Certificate of Incorporation provides that no director shall be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that Section 102(b)(7) of the DGCL, as amended from time to time (or any successor or additional provision), expressly provides that the liability of a director may not be eliminated or limited. In addition, the Registrant maintains director and officer liability insurance policies.

Item 16. Exhibits

               5.  Opinion of Counsel*
              23.  Consents
                   (i)   Barry A. Posner, Esq. (counsel)--included in Exhibit 5
                   (ii)  Arthur Andersen LLP (accountants)*
              24.  Power of Attorney (included on the signature page hereto)

----------
*       Filed herewith.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement will be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (5) That, (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel for the Registrant the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on August 12, 1998.

                                     MIM CORPORATION


                                     By: /s/ Richard H. Friedman
                                         ---------------------------------
                                         Richard H. Friedman
                                         Chairman of the Board and
                                         Chief Executive Officer

                                POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Richard H. Friedman as such person's true and lawful attorney-in-fact and agent, with full power of substitution to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, including post-effective amendments thereto, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                                -----------------

          Name                                  Title                           Date
          ----                                  -----                           ----
                                     Chairman, Chief Executive             August 12, 1998
 /s/ Richard H. Friedman                Officer and Director
--------------------------           (Principal Executive Officer)
Richard H. Friedman



                                     Chief Financial Officer,              August 12, 1998
                                    Chief Operating Officer and
/s/ Scott R. Yablon                          Director
--------------------------         (Principal Financial Officer)
Scott R. Yablon


 /s/ Richard A. Cirillo
--------------------------
Richard A. Cirillo                            Director                     August 12, 1998


 /s/ Martin Michael Kooper
--------------------------
Martin Michael Kooper                         Director                     August 12, 1998

          Name                                  Title                           Date
          ----                                  -----                           ----
 /s/ Louis DiFazio
--------------------------
Louis DiFazio                                 Director                     August 12, 1998


 /s/ Louis A. Luzzi
--------------------------
Louis A. Luzzi, Ph.D                          Director                     August 12, 1998

INDEX TO EXHIBITS




   Exhibit
     No.                               Description
     ---                               -----------
     5.              Opinion of Counsel*

     23.             Consents

                     (i)  Barry A. Posner, Esq. (counsel)--included in Exhibit 5

                     (ii) Arthur Andersen LLP (accountants)*

     24.             Power of Attorney (included on the signature page hereto)


----------
*   Filed herewith.